MICHAEL T. STUDER CPA P.C.
18 East Sunrise Highway, Suite 311
Freeport, NY 11520
Phone: (516) 378-1000

August 30, 2007

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re: Montana Acquisition Corporation (the "Issuer")

Gentlemen:

I have read the statements included in Item 4.01 of the Issuer's Form 8-K filed with the Commission on August 22, 2007.

Regarding paragraphs 2 and 9 of Item 4.01, I never received any of the financial statements which I was engaged to review and audit. However, among other things, I performed planning procedures, reviewed Issuer filings with the SEC (including prior financial statements), and reviewed permanent file documentation (including certificate of incorporation, bylaws, stock transfer ledger, and consents supporting corporate actions).

Regarding paragraph 4 of Item 4.01, I did not have any disagreements with the Issuer on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. I am not aware of any unanswered phone calls from the Issuer.

Regarding paragraph 5 of Item 4.01, my records indicate that only $2,500 of the $5,000 requested retainer was received by me (from a third party).

Regarding paragraph 10 of Item 4.01, other than noting that I never received any of the financial statements which I was engaged to review and audit, I agree with the statement contained therein.

Very truly yours,

Michael T. Studer
President

cc: Montana Acquisition Corporation
Post Office Box 202
Wyoming, New York 14591-0202

232/Aug07MTS_SEC_Montana